Exhibit 99.1

NEWS RELEASE
FOR RELEASE AT 7:00 AM EDT ON MAY 10, 2007

Contact:

William Kent, Director, Investor Relations

303-991-5070

STORM CAT ENERGY CORPORATION PROVIDES OPERATIONS UPDATE;

ANNOUNCES FIRST QUARTER 2007 RESULTS

•                  CURRENT PRODUCTION AT 9.6  MILLION CUBIC FEET PER DAY NET

•                  FOUR RIGS RUNNING IN THE POWDER RIVER BASIN

•                  FAYETTEVILLE DRILLING OPERATIONS TO COMMENCE WITHIN 75 DAYS

•                  MAINTAINING STRONG DE-WATER RATES IN ELK VALLEY

DENVER and CALGARY, Alberta — May 10, 2007 — Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided an operations update and announced first quarter 2007 financial results.

Operations Update (all figures in U.S. Dollars)

Current net production in the Powder River Basin (PRB) is 9.6 million cubic feet per day (MMcf/d) an increase of 20% from 8.0 MMcf/d at year end 2006.  The Company drilled and completed 20 wells in the PRB during the first quarter of 2007.  Storm Cat currently has an average of four rigs running in the PRB and expects to drill approximately 130 additional wells during the remainder of 2007.  The total capital budget for the PRB for 2007 is $20.0 million.

With respect to the Company’s Fayetteville Shale acreage, located in the Arkoma Basin in Arkansas, preparations are underway to begin drilling the first of Storm Cat’s operated wells within the next 75 days.  The Company has staked its initial well locations and is completing final negotiations with drilling and pipeline contractors.  During the first quarter 2007, the Company added approximately 2,320 gross and net acres in the Fayetteville Shale which are contiguous and interspersed among the Company’s current acreage.  This brings Storm Cat’s current acreage position to 21,200 gross acres and 16,670 net acres.  The Company expects to spend approximately $10.0 million in the Fayetteville Shale during 2007 to drill and complete four to six Company wells.

In Elk Valley the Company currently has 10 wells on production and de-watering.  Wells completed in 2006 are maintaining strong and sustained water rates and have begun to see increases in associated gas rates.  The early performance of these wells has exhibited higher production rates than previous well completions performed to date. The Company expects to be in a position to report determinative results from these wells in the fourth quarter of 2007.

The Company drilled one Horseshoe Canyon / Belly River sand well during the first quarter of 2007 in Alberta.  Completion and production test results from this well are pending.  During 2007 the Company intends to target conventional prospects in Alberta that also present unconventional opportunities.  Storm Cat expects to spend $10.0 million in Canada this year.

Acting Storm Cat President and CEO, Keith J. Knapstad, said:  “The first quarter has set Storm Cat on a path to success for the full year.  We intend to continue to grow our assets, execute in all operating areas and expand credibility with the broader investment community. We believe that year-end results will demonstrate increased production, cash flows and reserves. Two projects, Fayetteville and Elk Valley, are poised to have meaningful impacts on the Company in 2007.  Initial well locations on our Fayetteville Shale acreage are staked, and we expect to spud our first operated well within the next 75 days.  The Elk Valley pilot wells drilled in 2006 are performing as expected and are maintaining their de-watering progression.  We are seeing increases in associated gas rates in these wells and remain on track to provide results and next steps during the fourth quarter. These upside projects are joined by our predictable and increasing cash flow from the Powder River Basin.  We are optimistic that our fully funded 2007 capital program coupled with success in our operating areas will increase net asset value to Storm Cat’s shareholders.”

Financial Overview (all figures in U.S. Dollars)

For the quarter ended March 31, 2007 Storm Cat reported oil and gas sales revenue of $3.9 million, a 206% increase over first quarter 2006 sales of $1.3 million.  Sales volumes increased to 665.5 million cubic feet (MMcf) for the first quarter 2007 from 225.4 MMcf in the first quarter 2006, an increase of 195%. Increased volumes are attributed primarily to acquisitions and successful drilling over the past year.  The Company’s average sales price for natural gas increased 3.6% to $5.88 per thousand cubic feet (Mcf) in the first quarter 2007 from $5.67 per Mcf in the first quarter 2006.

The Company reported a net loss of $1.4 million, or $0.02 per share, for the first quarter 2007, as compared to a net loss of $1.3 million, or $0.02 per share, in the same period in 2006.  The net loss includes higher than average legal and public filing expenses relating to the Extraordinary General Meeting of shareholders required to close our Series B Convertible Notes, the remaining amortization of expenses relating to the payoff of the $7.5 million bridge loan from JP Morgan, and the discontinuation of capitalizing internal costs related to project development.  The Company’s net loss for the first quarter 2007 also reflected a tax benefit of $1.1 million related to the Canadian flow-through shares issued in September of 2006.  Gathering and transportation, lease operating expenses and production taxes decreased to $2.19 per Mcf in the first quarter of 2007 from $3.82 per Mcf in the first quarter of 2006.

Weighted average shares outstanding for the first quarter 2007 increased to 80.5 million as compared to 66.0 million in the first quarter 2006.  The increase in average shares outstanding is attributed to the private placement the Company completed in Canada in September 2006 as well as the exercise of outstanding warrants and options.

Storm Cat’s fixed-price natural gas hedges are summarized as follows:

2007 remaining — 1,764,500 MMBtu at average price $6.30 Colorado Interstate Gas (CIG)

2008 — 3,149,200 MMBtu at average price $7.10 CIG

2009 — 2,365,000 MMBtu at average price $7.33 CIG

2010 through April — 557,000 MMBtu at average price $7.75 CIG

Chief Financial Officer Paul Wiesner commented “Positive cash flow continues to grow as a result of the ongoing development in the PRB.  We have protected our cash flow by hedging 80% of our year-end 2006 proved producing production through April of 2010.  Our hedging program is providing relief from the current abnormally high differential in the Rockies due to pipeline capacity. Our projected 2007 cash flow together with the closing of the Series A and B Convertible Notes and the negotiated increase in the Company’s borrowing base provides Storm Cat the capital to fully fund its 2007 $40.0 million CAPEX budget.”

Financial and operations tables accompany this release.  Please reference the Company’s filing on Form 10-Q with the Securities and Exchange Commission and with Canadian securities regulators on SEDAR for important notes to the financial statements.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin, and exploitation and development acreage in Canada, Arkansas and Alaska. The Company’s shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

Company Contact:

William Kent

Director,

Investor Relations

Phone: 303-991-5070

www.stormcatenergy.com

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to the proposed use of proceeds.  Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties.  Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.  Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY

FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

SELECT OPERATING DATA (UNAUDITED)

	Three Months Ended March 31,
Selected Operating Data:	2007	2006
Net Sales Volume:
Natural gas (MMcf)	665.5	225.4

Oil and Gas Sales (In Thousands)
Natural gas	$3,912	$1,279

Average Sales Prices:
Natural gas (per Mcf)	$5.88	$5.67

Additional Data (per Mcf):
Gathering and transportation	$0.84	$1.45
Lease operating expenses	$0.86	$1.51
Ad valorem and property taxes	$0.49	$0.86
Depreciation, depletion and amortization	$2.45	$2.17
General and administrative, net of capitalization	$3.33	$3.70
Stock-based compensation	$0.67	$3.40

CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars and in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,732	$5,299
Accounts receivable:
Joint interest billing	850	1,932
Revenue receivable	1,765	2,121
Fair value of derivative instruments - current	1,932	2,670
Subscription receivable on Series B convertible notes	17,485	—
Prepaid costs and other current assets	1,686	1,445
Total Current Assets	30,450	13,467
PROPERTY AND EQUIPMENT:
Oil and gas properties:
Unproved properties, net of impairments	57,927	54,873
Proved properties	54,499	46,446
Less accumulated depreciation, depletion, and amortization	(6,262)	(4,764)
Oil and gas properties, net	106,164	96,555
Fixed assets	1,072	1,057
Accumulated depreciation	(484)	(408)
Total other property, net	588	649
Total property and equipment, net	106,752	97,204
Restricted investments	511	511
Debt issuance costs	1,306	—
Fair value of derivative instruments - long term	—	782
	1,817	1,293
Total Assets	$139,019	$111,964
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36	$7,302
Revenue payable	1,584	2,063
Accrued and other liabilities	5,781	10,011
Flow-through shares liability	147	1,233
Notes payable - current	—	7,500
Interest payable	446	952
Total Current Liabilities	7,994	29,061
Asset retirement obligation	1,977	1,871
Fair value of derivative instruments - long term	73	—
Bank debt — long term	19,220	19,350
Series A & B convertible notes	50,195	—
	71,465	21,221
Total Liabilities	79,459	50,282
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Common Shares, without par value, unlimited authorized, issued and outstanding: 80,939,820 at March 31, 2007 and 80,429,820 at December 31, 2006	69,695	69,518
Contributed surplus	5,240	4,910
Accumulated other comprehensive income	2,598	3,877
Accumulated deficit	(17,973)	(16,623)
Total Stockholders’ Equity	59,560	61,682
Total Liabilities and Stockholders’ Equity	$139,019	$111,964

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Stated in U.S. Dollars and in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
OPERATING REVENUES:
Oil and gas revenue	$3,912	$1,279

OPERATING EXPENSES:
Operating costs:
Gathering & transportation	561	326
Operating expenses	903	533
General & administrative expenses	2,662	1,602
Depreciation, depletion, amortization and accretion	1,634	503
Other	—	(185)
Total operating expenses	5,760	2,779
Operating loss	(1,848)	(1,500)

OTHER EXPENSE (INCOME):
Interest expense	629	6
Interest and other miscellaneous income	(32)	(201)
Total other expense (income)	597	(195)

Net loss before taxes	(2,445)	(1,305)

Recovery of future income tax asset from flow-through shares	(1,095)	—

NET LOSS	$(1,350)	$(1,305)
Basic and diluted loss per share	$(.02)	$(.02)
Weighted average number of shares outstanding	80,498,487	66,013,392

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in U.S. Dollars and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net Loss	$(1,350)	$(1,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Recovery of future tax asset	(1,090)	—
Stock-based compensation	454	758
Depreciation, depletion and amortization	1,574	503
Asset retirement obligation	103	—
Gain on disposition of properties	—	185
Changes in operating assets and liabilities:
Accounts receivable	1,437	(552)
Prepaid costs and other current assets	(1,538)	(148)
Accounts payable	(456)	(2,296)
Accrued and other current liabilities	(1,736)	(3,342)
Net cash used in operating activities	(2,602)	(6,197)
Cash flows from investing activities:
Restricted investments	—	(3)
Capital expenditures — oil and gas properties	(21,446)	(2,651)
Fair value of derivatives	378	—
Proceeds from sale	—	(1,000)
Other capital expenditures	(11)	(78)
Net cash provided by (used in) investing activities	(21,079)	(3,732)
Cash flows from financing activities:
Issuance of common shares for cash	811	1,669
Proceeds from bank debt	(7,630)	—
Proceeds from Series A & B convertible notes	32,950	—
Net cash provided by financing activities	26,131	1,669
Effect of exchange rate changes on cash	(1,017)	319
Net increase (decrease) in cash and cash equivalents	1,433	(7,941)
Cash and cash equivalents and beginning of period	5,299	29,502
Cash and cash equivalents at end of period	$6,732	$21,561
Supplemental disclosure of noncash investing and financing activities:
Cash paid for interest	$792	$—